Exhibit 10.2

July 1, 2020

Matthew Cicchinelli
c/o PAR Government Systems Corporation
421 Ridge Street
Rome, New York 13440
        Re: Employment Letter: Service as President (the “Letter”)
Dear Matt:
        We are pleased to present you with revised terms of employment in connection with the continuation of your service as President of PAR Government Systems Corporation (the “Company”). You will continue to report to the Chief Executive Officer and President of PAR Technology Corporation (“PAR Technology”).
As the President of the Company, you will continue to perform those duties and shall have such authority, duties, and responsibilities customarily consistent with, and incident to, the office of President, and you shall perform such additional duties and shall have such additional authority and responsibilities as the Chief Executive Officer and President of PAR Technology (collectively and individually, the “CEO”) may prescribe. Your principal office will be located in Rome, New York, provided that you understand and agree that you will be required to travel to properly fulfill your employment duties and responsibilities.

        You will devote all of your business time, energy, business judgment, knowledge and skill and your best efforts to the performance of your duties with the Company, provided that the foregoing shall not prevent you from (a) with the prior documented approval of the CEO, serving on the boards of directors (and board committees) of non-profit organizations and other for profit companies, (b) participating in charitable, civic, educational, professional, community or industry affairs, and (c) managing your passive personal investments, so long as, in the reasonable discretion and good faith of the CEO, the activities described in clauses (a) – (c), individually or in the aggregate, do not interfere or conflict with your duties and responsibilities to the Company or create a potential business or fiduciary conflict.
        The terms of this Letter also include the Non-Disclosure; Non-Competition; Non-Solicitation Agreement attached hereto as Exhibit A (the “NDA”), which forms a part of this Letter.
        1. Base Salary. Your annual base salary will be $259,350.00, less applicable tax withholding and deductions as required or permitted by law, payable in accordance with the Company’s regular payroll. Your base salary shall be subject to review by the Board of Directors of PAR Technology (or Committee thereof, the “Board”) upon the recommendation of the CEO from time to time, but no less than annually, and may be adjusted from time to time in the Board’s sole discretion but shall not in any year be reduced below your then annual base salary.
        2. Short Term Incentive. For each fiscal year that you continue to as President of the Company you will participate in PAR Technology’s annual short-term incentive plan as in effect from time to time for executive officers (“STI”). Under the STI plan, you will have the opportunity to earn, on an annual basis, a cash bonus subject to the achievement of performance goals for the applicable year, as established by the Board. For the fiscal year ending December 31, 2020 (the “FY 2020”), your STI bonus target shall be 55% of your base salary earned in FY 2020 (“2020 STI bonus target”) and your STI bonus payout will be 50%, 100% and 160% of your 2020 STI bonus target, subject to the achievement of performance goals set forth in PAR Technology’s 2020 annual operating plan. Annual STI bonus targets and associated payouts for subsequent fiscal years are subject to approval and adjustment by the Board. Any annual STI bonus earned for a completed fiscal year will be paid in the immediately following fiscal year at the same time that annual STI bonuses are paid to other executive officers of the Company, subject to your continued employment with the Company through the date of payment. Any STI bonus payments paid to you shall be less applicable tax withholding and deductions as required or permitted by law. All STI bonus payments, if any, are subject to the Board’s certification as to the satisfaction of the performance goals for the applicable year.
        3. Long-Term Incentive. You will participate in PAR Technology’s long-term incentive plan as in effect from time to time for executive officers (“LTI”) during FY 2020 and in subsequent fiscal years while you continue to serve as President of the Company. Your 2020 LTI Award target is $75,000.00, subject to the achievement of Company and individual performance targets as certified by the Board of Directors (or Committee thereof). Your LTI Award will be made to you pursuant to the Amended and Restated PAR Technology Corporation 2015 Equity Incentive Plan, as the same may be amended or restated from time to time, or its successor (the "Plan") and subject to the terms and conditions of PAR Technology’s standard forms of LTI award agreements then in effect.
        4. Employee Benefits. Subject to satisfaction of any applicable eligibility requirements, you will continue to be eligible to participate in any employee benefit plan that the Company has adopted or may adopt, maintain, or contribute to for the benefit of its employees, or that PAR Technology has adopted or may adopt, maintain, or contribute to for the benefit of its and its subsidiaries’ executive officers, which includes health insurance, LTD/ADD/life insurance, and 401(k). You will earn one week of paid vacation for each three months of employment that you complete (for a total of four weeks for each twelve months of completed employment) and you will also receive seven (7) days of personal time off for each twelve months of completed employment. You will be reimbursed for reasonable expenses incurred by you in the course of performing your duties and responsibilities as President in accordance with the Company’s business expense reimbursement policy. The Company reserves the right to amend, modify or terminate any of its benefit plans, policies, or programs at any time and for any reason.
5. Termination.
(a) Termination Without Cause & Termination for Good Reason. In the event (i) your employment is terminated by the Company other than on account of (x) “for Cause” (as herein defined), (y) your inability to substantially perform your duties on account of a physical or mental injury, illness or impairment, or (z) a breach by you of the terms of this Letter or NDA, or (ii) you terminate your employment for “Good Reason” (as herein defined), subject to the Company’s right to cure (described below) and its failure to cure; then, subject to satisfaction of the requirements of Section 6, in addition to payment of your Accrued Benefits (as herein defined):
(A) the Company will pay you any STI bonus earned but unpaid with respect to a fiscal year ended (“Completed STI Payment”), payable as provided in Section 2 (without regard to any continued employment requirement);
(B) the Company will pay you any employee benefit incentive (“EBI”) earned under the Company’s annual EBI program, but unpaid with respect to a fiscal year ended (“Completed EBI Payment”), payable at the same time that annual EBI bonuses are paid to other employees of the Company (without regard to any continued employment requirement); and
(C) the Company will pay you a series of semi-monthly severance payments for 6 months, each in an amount equal to one-twenty fourth (1/24th) of your annual base salary in effect on the date of your termination, to be paid in accordance with the Company’s normal payroll practices.
(b) Termination Without Cause & Termination for Good Reason During a Change of Control Protection Period. In the event both (i) (A) your employment is terminated by the Company other than on account of (x) for Cause, (y) your inability to substantially perform your duties on account of a physical or mental injury, illness or impairment, or (z) a breach by you of the terms of this Letter or NDA, or (B) you terminate your employment for Good Reason, subject to the Company’s right to cure (described below) and its failure to cure and (ii) such termination occurs during a Change of Control

Protection Period (as herein defined); then, subject to satisfaction of the requirements of Section 6, in addition to payment of your Accrued Benefits:
(A) the Company will pay you the Completed STI Payment, payable as provided in Section 2 (without regard to any continued employment requirement);
(B) the Company will pay you the pro-rated portion of the annual STI bonus that you would have earned for the fiscal year in which your employment was terminated (if you had remained employed for the entire year), based on the number of days in such year that had elapsed as of the termination date of your employment, which shall be payable as provided in Section 2 (without regard to any continued employment requirement);
(C) the Company will pay you the Completed EBI Payment, payable at the same time that annual EBI bonuses are paid to other employees of the Company (without regard to any continued employment requirement);
(D) any unvested shares of restricted stock granted to you on May 10, 2019 pursuant to a grant notice and restricted stock agreement dated on even date therewith, shall vest; and
(E) the Company will pay you a series of semi-monthly severance payments for 9 months, each in an amount equal to one-twenty fourth (1/24th) of your annual base salary in effect on the date of your termination, to be paid in accordance with the Company’s normal payroll practices.
(c) For purposes of this Letter:
        (i) Accrued Benefits. In the event of the termination of your employment for any reason, you will be entitled to the following payments: (A) any base salary accrued but unpaid through the date of termination; (B) any accrued but unused vacation time through the date of termination; (C) any unpaid business expenses incurred by you in the course of conducting the Company’s business and in accordance with the Company’s business expense reimbursement policy; and (D) any nonforfeitable benefits payable to you under the terms of any welfare benefit plans or retirement benefit plans maintained by the Company or PAR Technology for its subsidiary employees, whether or not subject to ERISA, payable in accordance with the terms of the applicable plan (collectively, “Accrued Benefits”).
(ii) Change of Control. For purposes of this Letter, “Change of Control” shall mean (A) the sale or other disposition of all or substantially all of the Company’s assets to one or more independent third parties; (B) the sale of more than 50% of the then outstanding common stock of the Company to one or more independent third parties, or (C) the merger or consolidation of the Company in a transaction or transactions in which one or more independent third parties following such transaction(s) own(s) more than 50% of the then outstanding voting securities of the surviving company. For purposes of this definition, “independent third parties” shall mean any person, entity or group (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) who, immediately prior to or following the contemplated transaction(s), is not directly or indirectly owned or otherwise controlled by PAR Technology or any of its affiliates; and “control” shall mean with respect to any person or entity, the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

        (iii) Change of Control Protection Period. For purposes of this Letter, “Change of Control Protection Period” shall mean the period beginning the third month immediately before and ending the 13th month immediately following the effective date of a Change of Control.
(iv) For Cause. Your employment shall terminate immediately upon written notice by the Company to you of a termination for Cause. “Cause” shall mean: (A) your willful refusal or material failure to perform your job duties and responsibilities (other than by reason of your serious physical or mental illness, injury, or medical condition); (B) your willful refusal or failure to comply in any material respect with (1) PAR Technology’s policies and the Company’s policies; or (2) lawful directives of the CEO or Board; (C) your material breach of any contract or agreement between you and PAR Technology or you and the Company (including but not limited to this Letter and any incentive equity or restrictive covenants agreement(s) (or similar agreement between you and PAR Technology or you and the Company, including the NDA); (D) your material breach of any statutory duty, fiduciary duty or any other obligation that you owe to the Company; (E) your commission of an act of fraud, theft, embezzlement, or other unlawful act against the Company or involving its property or assets (including, without limitation, its products); (F) your violation of Federal or state securities laws; (G) your engaging in unprofessional, unethical or other acts that materially discredit the Company or are materially detrimental to the reputation, character or good standing of the Company, its property or assets (including, without limitation, its products); and (H) your indictment or conviction or plea of nolo contendere or guilty plea with respect to any felony or crime of moral turpitude. In the event the CEO or the Board determines to terminate your employment for Cause, you shall be given written notice of such determination and a period of 30 days following your receipt of such notice to cure such "for Cause" event to the reasonable satisfaction of the CEO or the Board. Notwithstanding anything to the contrary contained herein, your right to cure shall not apply if there are habitual breaches by you or if the CEO or the Board determines, in the CEO’s or the Board’s reasonable discretion, that the "for Cause" event is not susceptible to cure.
(v) Good Reason. You may terminate your employment for “Good Reason” upon not less than 30 days' prior written notice by you to the Company. “Good Reason” shall mean any of the following circumstances to which you have not consented, which are not substantially cured by the Company within 30 days following written notification from you to the Company as required below: (A) the required relocation of your primary work location outside of the Central New York Region; (B) the diminution (other than temporarily while physically or mentally incapacitated or as required by applicable law) in your title, duties, authorities or responsibilities, excluding immaterial diminutions not taken in bad faith; or (C) the Company's breach of its material obligations to you under this Letter. You will provide the Company with a written notice detailing the specific circumstances alleged to constitute Good Reason within 30 days after you first know, or with the exercise of reasonable diligence would have known, of the occurrence of such circumstances, and must actually terminate your employment within 30 days following the expiration of the Company's cure period as set forth above if the Company has failed to substantially cure the alleged breach. Otherwise, any claim of such circumstances as "Good Reason" shall be deemed irrevocably waived by you.

6. Conditions of Payment. The Company’s payment or provision of benefits beyond Accrued Benefits is subject to your continued compliance of the terms of your NDA and any additional post-employment covenants set forth in this Letter and/or in the Release (as herein defined) and your delivery to the Company of a fully executed and effective release of claims in favor of the Company, in a form satisfactory to the Company ("Release”); the Release will be deemed “effective” when it is no longer subject to revocation by you, if applicable. To the extent that any amounts payable under Section 5 constitute "non-qualified deferred compensation” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any such payment scheduled to occur during the first 6 months following such termination shall not be paid until the expiration of 6 months following such termination and shall include payment of any amount that was otherwise scheduled to be paid prior thereto.
        7. Additional Provisions.
Notwithstanding anything to the contrary contained in the Plan, to the extent that, upon a Change of Control (as defined in the Plan), any of the payments and benefits provided for under the Plan or any other agreement or arrangement between the Company and you (collectively, the “Payments”) would constitute a “parachute payment” within the meaning of Section 280G of the Code (a “Parachute Payment”), as determined by an independent accountant or tax advisor (“Independent Tax Advisor”) selected by the Company, then, if and solely to the extent that reducing the benefits payable hereunder would result in you receiving a greater amount, on an after-tax basis, taking into account any excise taxes payable under Section 4999 of the Code and all applicable income, employment and other taxes payable on such amounts, the amounts payable hereunder shall be reduced or eliminated, as the case may be, so that the total amount of Parachute Payments received by you do not exceed the amount that would result in no portion of the Payments being treated as an excess parachute payment pursuant to Section 280G of the Code. Any reduction in the amount of compensation or benefits effected pursuant to this paragraph shall first come, in order and, in each case, solely to the extent necessary, from any cash severance benefits payable to you, then from any other payments which are treated in their entirety as Parachute Payments and then from any other Parachute Payments payable to you, as determined by the Independent Tax Advisor.
        You acknowledge that certain matters in which you are or will be involved during your employment may necessitate your cooperation in the future. Accordingly, following the termination of your employment for any reason, to the extent reasonably requested by the CEO or the Board, you agree that you shall cooperate with the Company in connection with matters arising out of your employment with the Company; provided that the Company shall make reasonable efforts to minimize disruption of your other activities. The Company shall reimburse you for reasonable expenses incurred in connection with such cooperation.
        This Letter does not represent any guarantee of employment for any period, subject to the terms of this Letter, the Company may terminate your employment at any time, with or without notice, for any reason or no reason.

        This Letter and those documents expressly referred to herein (including the NDA) embody the complete agreement and understanding between you and the Company with respect to the subject matter herein and supersede and preempt any prior understandings, agreements (including your employment letter dated December 10, 2015 (the “December 2015 Letter”), or representations by and between you and the Company, written or oral, which may have related to the subject matter hereof in any way.
This Letter shall be binding upon and inure to the benefit of and be enforceable by the Company’s successors and assigns and, except as expressly provided in this Letter, no term or provision of this Letter is intended to be, or shall be, for the benefit of any person other than the Company and you. PAR Technology Corporation, the parent to the Company, is expressly a third-party beneficiary of this Letter. The provisions of this Letter shall be deemed severable. The invalidity or unenforceability of any provision of this Letter in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Letter in such jurisdiction or the validity, legality or enforceability of any provision of this Letter in any other jurisdiction, it being intended that all rights and obligations of the Company and you hereunder shall be enforceable to the fullest extent permitted by applicable law. For purposes of this Letter, the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”.
        The validity, interpretation, construction and performance of this Letter, and all acts and transactions pursuant hereto and the rights and obligations of you and the Company hereunder shall be governed, construed, and interpreted in accordance with the laws of the State of New York, without giving effect to principles of conflicts of law.
        If you agree with the terms and conditions of this Letter, please evidence your agreement by signing and dating the enclosed copy of this Letter in the space indicated and return it to me. The Effective Date of this Letter shall be the date of your countersignature on this Letter, which shall be accompanied by your duly executed NDA.

[Remainder of this Page Intentionally Left Blank,
Signature Page Immediately Follows]

Feel free to contact me if you have questions or if you need any additional information.

              Sincerely,

              By: /s/ Bryan A. Menar
              Name: Bryan A. Menar
              Title: Treasurer

Accepted and Agreed to:

/s/ Mathew Ciccinelli
Matthew Cicchinelli

Dated: July 6, 2020